Exhibit 10.2

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). NO SALE OR DISPOSITION OF THIS PROMISSORY NOTE OR THE SECURITIES INTO WHICH THIS PROMISSORY NOTE IS CONVERTIBLE MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER THE ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, FOLLOWING RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL FOR THE HOLDER, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT, OR FOLLOWING RECEIPT BY THE COMPANY OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

MONOGRAM BIOSCIENCES, INC.

3.0% SENIOR SECURED CONVERTIBLE NOTE DUE MAY 19, 2010

Monogram Biosciences, Inc., a Delaware corporation (the “Company”, which term shall include any successor thereto), promises to pay to Pfizer Inc. (the “Holder”, which term shall include any successor thereto or permitted transferee thereof) in cash, the principal sum of Twenty-Five Million Dollars ($25,000,000) on May 19, 2010 or such earlier date as may be provided herein, with simple interest on the outstanding principal amount at the rate of 3% per annum.

This Note and the Common Stock issuable upon conversion of this Note (collectively, the “Securities”) are being offered and sold by the Company pursuant to a Purchase Agreement, dated May 5, 2006 (the “Purchase Agreement”), among the Company and the Holder, in a transaction exempt from, or not subject to, the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

1. INTEREST

The Company promises to pay interest on the principal amount of this Note at the rate of 3.0% per annum. The Company shall pay interest quarterly on March 31, June 30, September 30 and December 31 of each year (each an “Interest Payment”), commencing June 30, 2006. Interest on this Note shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from May 19, 2006. Interest will be computed on the basis of a 365-day year for the actual number of days elapsed. The Company shall pay interest on this Note (except defaulted interest) to the Holder at the close of business on the Business Day (as hereinafter defined) immediately following the related interest payment date.

The Company may make the Interest Payment at its option, either in cash or Common Stock (or a combination of cash and Common Stock); provided, however, that payment of any Interest

Payment may not be made in shares of Common Stock, in whole or in part, unless (i) the shares of Common Stock to be issued in payment of each Interest Payment are (A) listed or quoted as of the date of the payment of each Interest Payment on a national securities exchange or on the Nasdaq National Market and (B) upon issuance, shall be capable of immediate resale to the public pursuant to an effective registration statement at the time of issuance (without any Suspension Period (as defined in the Purchase Agreement) then in effect) or pursuant to Rule 144(k) if such registration statement is no longer required to be in effect under the Purchase Agreement; (ii) all shares of Common Stock that may be issued in payment of each Interest Payment shall be newly issued, shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable and shall be free from preemptive or similar rights and free of any lien or adverse claim; and (iii) any required corporate approvals or authorizations, including without limitation any approval by the Company’s stockholders as may be required under the Marketplace Rules of The Nasdaq Stock Market, Inc., shall have been obtained prior to the issuance of such shares of Common Stock. Payments made in Common Stock will be valued at 90% of the average of the Closing Prices (as hereinafter defined) of the Common Stock for the five consecutive Trading Days (as hereinafter defined) ending on the Trading Day immediately preceding the date of the applicable Interest Payment; and provided further that any accrued and unpaid interest shall be paid concurrently with the repayment of the outstanding principal balance of the Note and shall be paid in cash.

“Adjustment Event” has the meaning specified in Section 7(k).

“Affiliate” means with respect to any specified Person any other Person that controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled by” and “under common control with” have meanings correlative to the foregoing.

“Board of Directors” means the Board of Directors of the Company or a committee of such Board duly authorized to act for it hereunder.

“Business Day” means each day that is not a Legal Holiday.

“Collaboration Agreement” means the Collaboration Agreement, dated May 5, 2006, between the Company and Holder, as amended from time to time.

“Collaboration Security Agreement” means the Collaboration Security Agreement, dated as of May 5, 2006, between the Company and Holder, as amended from time to time.

“Collateral” has the meaning assigned to it in the Security Agreement.

“Current Market Price” has the meaning specified in Section 7(g).

“Determination Date” has the meaning specified in Section 7(k).

“Distributed Property” has the meaning specified in Section 7(d).

“Ex-Dividend Date” has the meaning specified in Section 7(d).

“Expiration Time” has the meaning specified in Section 7(f).

“Fair Market Value” has the meaning specified in Section 7(g).

“Indebtedness” means, with respect to any Person, and without duplication,

(i) all indebtedness, obligations and other liabilities (contingent or otherwise) of such Person for borrowed money (including obligations of the Person in respect of overdrafts, foreign exchange contracts, commodity contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of such Person or to only a portion thereof), other than any current account payable or other accrued current liability or obligation to trade creditors incurred in the ordinary course of business in connection with the obtaining of materials or services;

(ii) all reimbursement obligations and other liabilities (contingent or otherwise) of such Person with respect to letters of credit, bank guarantees or bankers’ acceptances;

(iii) all obligations and liabilities (contingent or otherwise) in respect of leases of such Person required, in conformity with generally accepted accounting principles, to be accounted for as capital lease obligations on the balance sheet of such Person and all obligations and other liabilities (contingent or otherwise) under any lease or related document (including a purchase agreement) in connection with the lease of real property or personal property or assets which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property or assets and thereby guarantee a minimum residual value of the leased property or assets to the lessor and the obligations of such Person under such lease or related document to purchase or to cause a third party to purchase such leased property or assets;

(iv) all obligations of such Person (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

(v) all direct or indirect guarantees or similar agreements by such Person in respect of, and obligations or liabilities (contingent or otherwise) of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (i) through (iv);

(vi) any indebtedness or other obligations described in clauses (i) through (v) secured by any mortgage, pledge, lien or other encumbrance existing on property that is owned or held by such Person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such Person; and

(vii) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind or type described in clauses (i) through (vi).

“Legal Holiday” is a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Lien” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or otherwise acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or any preference, priority or other security agreement (including any conditional sale or other title retention agreement and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any applicable jurisdiction).

“Master Services Agreement” means the Master Services Agreement, dated as of November 14, 2002, between the Company and Holder, as amended from time to time.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Secured Property” means the properties and assets of the Company subject to a security interest pursuant to the Security Agreement.

“Security Agreement” has the meaning assigned to it in Article 3.

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Trading Day” has the meaning specified in Section 7(g).

“Trigger Event” has the meaning specified in Section 7(d).

The “Closing Price” per share of Common Stock for each day shall be the last reported sales price or, in case no such reported sale take place on such date, the average of the reported closing bid and asked prices in either case on the Nasdaq National Market or, if the Common Stock is not listed or admitted to trading on the Nasdaq National Market, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on the Nasdaq National Market or any national securities exchange, the average of the closing bid and asked prices as quoted on NASDAQ or any comparable system or, if the Common Stock is not quoted on NASDAQ or any comparable system, the closing sales price or, in case no reported sale takes place, the average of the closing bid and asked prices, as furnished by any two members of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose.

2. METHOD OF PAYMENT

The Holder must surrender this Note to the Company to collect payment of principal. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.

3. SECURED OBLIGATION

The indebtedness evidenced by this Note is secured pursuant to a Note Security Agreement, dated as of May 5, 2006 (as amended from time to time, the “Security Agreement”), by and among the Company and the Holder, pursuant to which the Company has granted Holder a security interest in all of the Collateral.

4. REDEMPTION

The Note cannot be redeemed by the Company before May 19, 2010 (other than at the option of the Holder as provided herein).

5. PURCHASE OF NOTE AT OPTION OF HOLDER

(a) At the option of the Holder, the Company shall become obligated to purchase all or any part (so long as the principal amount of such part is $1,000 or an integral multiple of $1,000 in excess thereof) of this Note specified by the Holder on the Fundamental Change Purchase Date (as defined below), at a purchase price equal to 100% of the principal amount thereof together with accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date (the “Fundamental Change Purchase Price”), subject to satisfaction by or on behalf of the Holder of the requirements set forth in subsection (d) of this Section 5.

(b) A “Change in Control” shall be deemed to have occurred if any of the following occurs after the date hereof:

(1) the Company consolidates with or merges with or into a “Designated Entity” (as such term is defined below) or a wholly-owned subsidiary of a Designated Entity; or

(2) any “Major Pharmaceutical Company” (as such term is defined below) is or becomes the “beneficial owner” (as defined below), directly or indirectly, of shares of capital of the Company representing more than 50% of the total voting power of all outstanding classes of capital stock of the Company; or

(3) the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of the Company to a Designated Entity.

“Beneficial owner” shall be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of this Note, except that the number of shares of capital stock of the Company shall be deemed to include, in addition to all outstanding shares of capital stock of the Company and Unissued Shares deemed to be held by the “person” or “group” (as such terms are defined above) or other Person with respect to which the Change in Control determination is being made, all Unissued Shares deemed to be held by all other Persons

“Debt-to-Equity-Ratio” means the ratio of (a) aggregate Indebtedness of an entity to (b) the stockholders’ equity of that entity (determined in accordance with GAAP).

A “Fundamental Change” shall be deemed to have occurred upon the occurrence of either a Change in Control or a Termination of Trading.

A “Termination of Trading” shall be deemed to have occurred if, after the date hereof, the Common Stock (or other common stock into which the Securities are then convertible) is not listed for trading on a United States national securities exchange, quoted on the Nasdaq National Market, or approved for trading and/or eligible for quotation on an established automated over-the-counter trading market in the United States, including the OTC Bulletin Board, but excluding the “pink sheets” or any similar quotation system.

The term “Designated Entity” means (i) any Person having, on a consolidated basis and measured pro forma for the completion of the Change in Control transaction as of the date on which the Change in Control is consummated, (A) stockholders equity determined in accordance with GAAP of less than $43,127,000 or (B) a Debt-to-Equity-Ratio greater than 1.5:1 or (ii) a Major Pharmaceutical Company.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Major Pharmaceutical Company” means (A) a pharmaceutical or biotechnology company (excluding Holder or any Affiliates of Holder) (x) whose worldwide net sales on a consolidated basis of human pharmaceutical products, including consumer over-the-counter pharmaceutical products in the most recently completed fiscal year for which audited financial statements are publicly available at the time such Change in Control occurs, total $1,000,000,000 or more, as reported in such financial statements, or if such information is not publicly available, as reasonably calculated and provided by the Company, or (y) whose worldwide net sales on a consolidated basis of human pharmaceutical products approved for the treatment of HIV in the most recently completed fiscal year for which audited financial statements are publicly available at the time such Change in Control occurs, or if such information is not publicly available, as reasonably calculated and provided by the Company, is in excess of $100,000,000 or (B) any one or more Persons which are direct or indirect parent holding companies of a Person identified in clause (A) or is an Affiliate of a Person identified in clause (A).

The term “Unissued Shares” means shares of capital stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a Change in Control.

(c) Upon (i) the earlier of public announcement of any transaction, that if consummated, would result in a Change in Control or the date on which a Change in Control occurs, or (i) in the case of a Termination of Trading, within 5 days of such termination, the Company shall mail a written notice of the Change in Control or Termination of Trading, as applicable, to the Holder. The notice shall include the form of a Fundamental Change Purchase Notice to be completed by the Holder and shall state:

(1) the actual or anticipated date of such Fundamental Change and, briefly, the events causing such Change in Control;

(2) the date by which the Fundamental Change Purchase Notice pursuant to this Section 5 must be given;

(3) the Fundamental Change Purchase Date; and

(4) the Fundamental Change Purchase Price.

(d) The Holder may exercise its rights specified in subsection (a) of this Section 5 upon delivery of a written notice in the form delivered by the Company pursuant to Section 5(c) (a “Fundamental Change Purchase Notice”) to the Company at any time prior to the close of business on the Business Day next preceding the Fundamental Change Purchase Date. The “Fundamental Change Purchase Date” is the later of (i) the fifth business day following delivery of the notice contemplated by subsection (c) of this Section 5 and (ii) in case of a Change in Control, the date on which the Change in Control occurs. The delivery of this Note to the Company (together with all necessary endorsements) at the office of the Company shall be a condition to the receipt by the Holder of the Fundamental Change Purchase Price therefor.

6. CONVERSION

(a) Subject to the second proviso of this Section 6(a), the Holder may convert the principal amount of and any accrued but unpaid interest on this Note (or any portion thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof) into shares of Common Stock at any time prior to the close of business on May 19, 2010, at the Conversion Price (as defined below) then in effect; provided, however, that if the Note is subject to purchase upon a Change in Control, the conversion right will terminate at the close of business on the business day immediately preceding the Change in Control Purchase Date for the Note or such earlier date as the Holder presents the Note for purchase (unless the Company shall default in paying the Change in Control Purchase Price when due, in which case, without limiting any other rights of the Holder, the conversion right shall terminate at the close of business on the date such default is cured and the Note is purchased); provided further that if any limitation imposed by the Nasdaq Marketplace Rules would prevent the Company from issuing the full number of shares of Common Stock issuable upon such conversion, then the portion of the principal amount of and any accrued but unpaid interest on this Note for which such conversion right has been exercised, the conversion of which would exceed such limitation, shall be repaid in accordance with the terms hereof or, at the written election of the Holder, shall instead be treated as an advance of monies then-owed or thereafter owing to the Company by the Holder under the Master Services Agreement or the Collaboration Agreement and shall thereby reduce the obligations of the Holder thereunder by the amount that is deemed advanced. Upon conversion of any portion of the principal amount of this Note, or Holder’s election to treat such as an advance of monies under the Master Services Agreement or the Collaboration Agreement, the Company shall be forever released from all its obligations and liabilities under this Note with respect to such amount.

(b) Following the registration of the shares of Common Stock issuable upon conversion of this Note pursuant to Section 10 of the Purchase Agreement pursuant to an effective registration statement, the outstanding principal and accrued interest due under this Note shall automatically convert into shares of the Company’s Common Stock at the Conversion Price on the Trading Day immediately following any period in which the Closing Price is equal to or greater than 150% of the Conversion Price (as such amount shall be adjusted in the same manner as the Conversion Price shall be adjusted as provided in this Note) for 20 out of 30 consecutive Trading Days.

(c) The initial conversion price is $2.7048 per share, subject to adjustment under certain circumstances as provided in this Note (as adjusted, the “Conversion Price”). The number of shares of Common Stock issuable upon conversion of this Note is determined by dividing the principal amount of this Note, or portion thereof surrendered for conversion, together with any accrued interest due thereunder, by the Conversion Price in effect on the Conversion Date (as defined below). No fractional shares will be issued upon conversion; in lieu thereof, the Company will pay to the Holder in cash the amount that would have otherwise been converted into such fractional share. Immediately following the Conversion Date, the Company shall deliver to the Holder a certificate for the number of whole shares of Common Stock issuable upon conversion of this Note.

(d) The Holder must (i) complete and manually sign the conversion notice attached to this Note and deliver such notice to the Company, (ii) surrender the Note, duly endorsed, to the Company, and (iii) pay any transfer or similar tax, if required. The date on which the Holder satisfies all of the foregoing requirements shall be the “Conversion Date.”

(e) The Note or portion thereof in respect of which a Change in Control Purchase Notice has been given by the Holder may not be converted into shares of Common Stock pursuant to this Section 6 on or after the date of the delivery of such Change in Control Purchase Notice unless such Change in Control Purchase Notice has first been validly withdrawn.

7. ADJUSTMENT OF CONVERSION PRICE

The Conversion Price shall be adjusted from time to time by the Company as follows:

(a) In case the Company shall hereafter pay a dividend or make a distribution to all holders of the outstanding shares of Common Stock in shares of Common Stock, the Conversion Price shall be reduced so that the same shall equal the price determined by dividing the Conversion Price in effect at the opening of business on the date following the Record Date for such dividend or distribution by a fraction,

(i) the numerator of which shall be the sum of the number of shares of Common Stock outstanding at the close of business on such Record Date plus the total number of shares of Common Stock constituting such dividend or other distribution; and

(ii) the denominator of which shall be the a number of shares of Common Stock outstanding at the close of business on such Record Date,

such decrease to become effective immediately after the opening of business on the day following such Record Date. If any dividend or distribution of the type described in this Section 7(a) is declared but ultimately not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(b) In case the Company shall issue rights or warrants to all holders of its outstanding shares of Common Stock entitling them (for a period expiring within forty-five (45) days after the Record Date for the issuance of such rights and warrants) to subscribe for or purchase shares of Common Stock at a price per share less than the average of the Closing Sale Prices of the Common Stock for the ten (10) Trading Days immediately preceding the date such distribution is first publicly announced by the Company (other than any rights or warrants referred to in Section 7(d) or Rights

(as defined in Section 7(d)) distributed pursuant to a Rights Plan (as defined in Section 7(d))), the Conversion Price shall be reduced so that the same shall equal the price determined by dividing the Conversion Price in effect immediately prior to such Record Date by a fraction,

(i) the numerator of which shall be the number of shares of Common Stock outstanding on such Record Date plus the total number of additional shares of Common Stock offered for subscription or purchase, and

(ii) the denominator of which shall be the sum of the number of shares of Common Stock outstanding at the close of business on such Record Date plus the number of shares that the aggregate offering price of the total number of shares so offered would purchase at a price equal to the average of the Closing Sale Prices of the Common Stock for the ten (10) Trading Days immediately preceding the date such distribution is first publicly announced by the Company.

Such adjustment shall be successively made whenever any such rights or warrants are issued, and shall become effective immediately after the opening of business on the day following the Record Date for the issuance of such rights or warrants. To the extent that shares of Common Stock ultimately are not delivered after the expiration of such rights or warrants, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights or warrants ultimately are not so issued, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such Record Date had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at a price less than the average of the Closing Sale Prices of the Common Stock for the ten (10) Trading Days immediately preceding the date such distribution is first publicly announced by the Company, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors with the consent of the Holder (not to be unreasonably withheld).

(c) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(d) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock shares of any class of capital stock of the Company or evidence of its indebtedness or assets (including cash or securities, but excluding any rights or warrants referred to in Section 7(b) and also excluding the distribution of rights to all holders of Common Stock pursuant to a Rights Plan (as defined below) adopted before or after the date of this Note, and excluding any dividend or distribution (x) paid exclusively in cash or (y) referred to in Section 7(a) (any of the foregoing hereinafter in this Section 7(d) called the “Distributed Property”), then, in each such case (unless the Company elects to reserve such Distributed Property for distribution to the Holder upon the conversion of this Note so that the Holder will receive upon conversion, in addition to the shares of Common Stock to which the Holder is entitled, the amount and kind of such Distributed Property which the Holder would have received if the Holder had converted this Note into Common Stock immediately prior to the Record Date for such distribution of the Distributed Property) the Conversion Price shall be reduced so that the same shall be equal to the price determined by dividing the Conversion Price in of in effect on the Record Date with respect to such distribution by a fraction,

(i) the numerator of which shall be the Current Market Price on such Record Date; and

(ii) the denominator of which shall be the Current Market Price on such Record Date less the Fair Market Value (in each case, for purposes of this Note, as determined by the Board of Directors with the consent of the Holder (which shall not be unreasonably withheld), whose determination in the case of the Company shall be described in a resolution of the Board of Directors) on such Record Date of the portion of the Distributed Property so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following such Record Date; provided that if the then Fair Market Value (as so determined) of the portion of the Distributed Property so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price on such Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that the Holder shall have the right to receive upon conversion the amount of Distributed Property the Holder would have received had the Holder converted this Note on the Record Date for such distribution. If such dividend or distribution ultimately is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such dividend or distribution had not been declared. If the Board of Directors determines the Fair Market Value of any distribution for purposes of this Section 7(d) by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price on the applicable Record Date for such distribution. Notwithstanding the foregoing, if the Distributed Property distributed by the Company to all holders of its Common Stock consist of capital stock of, or similar equity interests in, a Subsidiary or other business unit of the Company or a Subsidiary, the Conversion Price shall be reduced so that the same shall be equal to the price determined by dividing the Conversion Price in effect on the Record Date with respect to such distribution by a fraction,

(i) the numerator of which shall be the sum of (A) the average of the Closing Sale Prices of the Common Stock for the ten (10) Trading Days commencing on and including the fifth Trading Day after the date on which “ex-dividend trading” commences for such dividend or distribution on the Nasdaq National Market or such other national or regional exchange or market on which such securities are then listed or quoted (the “Ex-Dividend Date”) plus (B) the Fair Market Value of the securities distributed in respect of each share of Common Stock for which this Section 7(d) applies, which shall equal the number of securities distributed in respect of each share of Common Stock multiplied by the average of the Closing Sale Prices of those securities distributed for the ten (10) Trading Days commencing on and including the fifth Trading Day after the Ex-Dividend Date; and

(ii) the denominator of which shall be the average of the Closing Sale Prices of the Common Stock for the ten (10) Trading Days commencing on and including the fifth Trading Day after the Ex-Dividend Date, such adjustment to become effective immediately prior to the opening of business on the day following such Record Date; provided that the Company may in lieu of the foregoing adjustment make adequate provision so that the Holder shall have the right to receive upon conversion the amount of Distributed Property the Holder would have received had the Holder converted this Note on the Record Date with respect to such distribution.

With respect to any rights (the “Rights”) that may be issued or distributed pursuant to any preferred stock rights plan implemented by the Company (any existing or future preferred shares rights plan or similar rights plan, a “Rights Plan”), upon conversion of this Note into Common Stock, to the extent that such Rights Plan has been implemented and is still in effect upon such conversion, the Holder will receive, in addition to the Common Stock, the Rights described therein (whether or not the Rights have separated from the Common Stock at the time of conversion), subject to the limitations set forth in any such Rights Plan. Any distribution of Rights pursuant to a Rights Plan complying with the requirements set forth in the immediately preceding sentence of this paragraph shall not constitute a distribution of rights or warrants pursuant to this Section 7(d) but, if not so compliant, shall constitute such a distribution. Other than as specified in this paragraph, there will not be any adjustment to the Conversion Price as the result of the issuance of any Rights, the distribution of separate certificates representing such Rights, the exercise or redemption of such Rights in accordance with any Rights Plan or the termination or invalidation of any Rights.

Rights or warrants (other than rights issued pursuant to a Rights Plan) distributed by the Company to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company’s capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock, (ii) are not exercisable, and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 7 (and no adjustment to the Conversion Price under this Section 7 will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Price shall be made under this Section 7(d). If any such right or warrant, including any such existing rights or warrants distributed prior to the date of this Note, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price under this Section 7 was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Price shall be readjusted as if such rights and warrants had not been issued.

No adjustment of the Conversion Price shall be made pursuant to this Section 7(d) in respect of rights or warrants distributed or deemed distributed on any Trigger Event to the extent that such rights or warrants are actually distributed or reserved by the Company for distribution to the Holder upon conversion by the Holder of this Note into Common Stock.

For purposes of this Section 7(d) and Sections 7(a) and (b), any dividend or distribution to which this Section 7(d) is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock (or both), shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, assets or shares of capital stock other than such shares of Common Stock or rights or warrants (and any Conversion Price adjustment required by this Section 7(d) with respect to such dividend or distribution shall then be made) immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights or warrants (and any further Conversion Price adjustment required by Sections 7(a) and 7(b) with respect to such dividend or distribution shall then be made), except any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding at the close of business on such Record Date” within the meaning of Section 7(a).

(e) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock cash (excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary), then, in such case, the Conversion Price shall be reduced so that the same shall equal the price determined by dividing the Conversion Price in effect immediately prior to the close of business on the Record Date for such dividend or distribution by a fraction,

(i) the numerator of which shall be the Current Market Price on such Record Date; and

(ii) the denominator of which shall be the Current Market Price on such Record Date less the amount of cash so distributed applicable to one share of Common Stock,

such adjustment to be effective immediately prior to the opening of business on the day following such Record Date; provided that if the portion of the cash so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price on such Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that the Holder shall have the right to receive upon conversion the amount of cash the Holder would have received had the Holder converted this Note on the Record Date. If such dividend or distribution is not so paid or made, such Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(f) In case a tender or exchange offer made by the Company or any Subsidiary for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended upon the expiration thereof) shall require the payment to stockholders of consideration per share of Common Stock having a Fair Market Value (as determined as aforesaid) that as of the last time (the “Expiration Time”) tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) exceeds the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time, the Conversion Price shall be reduced so that the same shall equal the price determined by dividing the Conversion Price in effect immediately prior to the Expiration Time by a fraction,

(i) the numerator of which shall be the sum of (x) the Fair Market Value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted up to any such maximum, being referred to as the “Purchased Shares”) a (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time, and

(ii) the denominator of which shall be the number of shares of Common Stock outstanding (including any Purchased Shares) at the Expiration Time multiplied by the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time.

such adjustment to become effective immediately prior to the opening of business on the day following the Expiration Time. If the Company is obligated to purchase shares pursuant to any such tender or exchange offer, but the Company is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such tender or exchange offer had not been made.

(g) For purposes of this Section 7, the following terms shall have the meaning indicated:

“Current Market Price” shall mean the average of the daily Closing Sale Prices per share of Common Stock for the ten consecutive Trading Days ending not later than the earlier of such date of determination and the day before the “ex” date with respect to the issuance, distribution, subdivision or combination requiring such computation immediately prior to the date in question. For purposes of this paragraph, the term “ex” date, (1) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the relevant exchange or in the relevant market from which the Closing Sale Price was obtained without the right to receive such issuance or distribution, and (2) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades, regular way, on such exchange or in such market after the time at which such subdivision or combination becomes effective.

If another issuance, distribution, subdivision or combination to which Section 7 applies occurs during the period applicable for calculating “Current Market Price” pursuant to the definition in the preceding paragraph, “Current Market Price” shall be calculated for such period in a manner determined by the Board of Directors to reflect the impact of such issuance, distribution, subdivision or combination on the Closing Sale Price of the Common Stock during such period with the consent of the Holder (which shall not be unreasonably withheld).

“Fair Market Value” shall mean the amount which a willing buyer would pay a willing seller in an arm’s-length transaction.

“Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or y statute, contract or otherwise).

“Trading Day” shall mean (x) if the applicable security is quoted on The Nasdaq Stock Market, a day on which trades may be made thereon or (y) if the applicable security is listed or admitted for trading on the American Stock Exchange, New York Stock Exchange or another national securities exchange, a day on which the American Stock Exchange, New York Stock Exchange or another national securities exchange is open for business or (z) if the applicable security is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(h) The Company may make such reductions in the Conversion Price in addition to those required by Section 7(a), (b), (c), (d), (e) or (f) as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

To the extent permitted by applicable law, the Company from time to time may reduce the Conversion Price by any amount for any period of time if the Board of Directors shall have made a determination that such decrease would be in the best interests of the Company, which determination shall be conclusive. Whenever the Conversion Price is reduced pursuant to the preceding sentence, the Company shall notify the Holder of such reduction, and such notice shall state the reduced Conversion Price and the period during which it will be in effect.

(i) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such price; provided that any adjustments that by reason of this Section 7(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 7 shall be made by the Company and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of a share, as the case may be. No adjustment need be made for rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest or for any issuance of Common Stock or convertible or exchangeable securities or rights to purchase Common Stock or convertible or exchangeable securities. To the extent this Note becomes convertible into cash, assets, property or securities (other than capital stock of the Company), no adjustment need be made thereafter as to the cash, assets, property or such securities. Interest will not accrue on any cash into which this Note is convertible.

(j) Whenever the Conversion Price is adjusted as herein provided, the Company shall promptly notify the Holder of the adjustment and provide the Holder with a notice setting forth the Conversion Price after such adjustment, the date of such adjustment, and a brief statement of the facts requiring such adjustment. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(k) In any case in which this Section 7 provides that an adjustment shall become effective immediately after (1) a Record Date for an event, (2) the Record Date for a dividend or distribution described in Section 7(a), (3) the Record Date for the issuance of rights or warrants as described in Section 7(b) or (4) the Expiration Time for any tender or exchange offer pursuant to Section 7(f) (each a “Determination Date”), the Company may elect to defer until the occurrence of the applicable Adjustment Event (as hereinafter defined) (x) issuing to the Holder if this Note is converted after such Determination Date and before the occurrence of such Adjustment Event, the additional shares of Common Stock or other securities issuable upon such conversion by reason of the adjustment required by such Adjustment Event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (y) paying to the Holder any amount in cash in lieu of any fraction pursuant to Section 6(c). For purposes of this Section 7(k), the term “Adjustment Event” shall mean:

(i) in any case referred to in clause (1) hereof, the occurrence of such event,

(ii) in any case referred to in clause (2) hereof, the date any such dividend or distribution is paid or made,

(iii) in any case referred to in clause (3) hereof, the date of expiration of such rights or warrants, and

(iv) in any case referred to in clause (4) hereof, the date a sale or exchange of Common Stock pursuant to such tender or exchange consummated and becomes irrevocable.

(l) For purposes of this Section 7, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.

8. EFFECT OF RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE.

If any of the following events occur, namely (i) any reclassification or change of the outstanding shares of Common Stock (other than a subdivision or combination to which Section 7(c) applies), (ii) any consolidation, merger or combination of the Company with another Person as a result of which holders of Common Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or (iii) any sale or conveyance of all or substantially all of the properties and assets of the Company to any other Person as a result of which holders of Common Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, then the Company or the successor or purchasing Person, as the case may be, shall execute and deliver to the Holder a supplemental instrument agreeing to be bound by all terms of this Note and providing that this Note shall be convertible into the kind and amount of shares of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance by a holder of a number of shares of Common Stock issuable upon conversion of this Note (assuming, for such purposes, a sufficient number of authorized shares of Common Stock are available to convert this Note) immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance assuming such holder of Common Stock did not exercise his rights of election, if any, as to the kind or amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance (provided that , if the kind or amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised (“non-electing share”), then for the purposes of this Section 8 the kind and amount of stock, other securities or other property assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). Such supplemental instrument shall provide for adjustments which shall be as nearly equivalent as may be practicable to those provided for in this Sections 7 and 8.

The above provisions of this Section 8 shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances.

If this Section 8 applies to any event or occurrence, Section 7 shall not apply.

9. COVENANTS

(a) The Company shall not, without the approval of the Holder, create, incur, assume or permit to exist any Indebtedness, except the following (together, the “Permitted Indebtedness”):

(i) Indebtedness secured by equipment (including equipment that is part of the Secured Property) and that constitutes capital equipment financing for capital expenditures (including but not limited to Indebtedness secured by purchase money security interests) incurred in the ordinary course of the Company’s business; provided that the amount of such financing incurred does not exceed $5 million during 2006, $5 million during 2007, $8 million during 2008 and $10 million during 2009, excluding in all cases any expenditures required of the Company by Holder in connection with the establishment of the Adjacent Facility or Separate Facility (as contemplated by the Collaboration Agreement,

(ii) Indebtedness in respect of working capital financing on commercially available terms that is secured by a security interest only in (A) the accounts receivable of the Company (including books and records related thereto), and/or (B) other assets of the Company that are not part of the Secured Property, and/or (C) by assets consisting of Secured Property, provided that in the case of clause (C) such security interest shall be otherwise subordinated to the Note in the same manner as the Indebtedness referred to in clause (viii) below;

(iii) Indebtedness secured by equipment (including equipment that is part of the Secured Property) in an outstanding principal amount of $250,000 or less, in aggregate (together with Indebtedness permitted under clause (i) and (ii) above, “Permitted Lien Indebtedness”);

(iv) Indebtedness with respect to surety bonds, letters of credit and similar obligations arising in the ordinary course of business;

(v) Indebtedness that may arise out of currency hedge transactions, interest rate or other swap arrangements incurred in the ordinary course of business;

(vi) Unsecured indebtedness in an aggregate outstanding amount of up to $250,000;

(vii) Extensions, refinancings and renewals of Permitted Lien Indebtedness; and

(viii) other Indebtedness, provided that no principal, interest or other amount on such Indebtedness shall be payable prior to the full payment or conversion of this Note and such Indebtedness shall be otherwise subordinated to the Note and any Permitted Lien securing such Indebtedness shall be junior to the security interest granted to the Secured Party, pursuant to a subordination and intercreditor agreement in form and substance reasonably satisfactory to the Holder.

(b) The Company shall not, without the approval of the Holder, redeem, repurchase, pay or declare any dividends or other distributions with respect to any of its capital stock or other equity interests (except for (i) acquisitions of Common Stock by the Company upon termination of an employee or consultant’s services to the Company and (ii) settlement or repurchase of any of the Company’s outstanding Contingent Value Rights (as defined in the Purchase Agreement)).

(c) The Company shall not, without the approval of the Holder, enter into any line of business that is not within the scope of the Company’s current or proposed Business (as hereinafter defined). For purposes of this Section 9, “Business” shall mean the provision of diagnostic products and services that (i) aid in the guidance of therapy choices for serious diseases and (ii) aid in the development of new therapies for serious diseases, including, but not limited to, infectious disease and cancer. Notwithstanding the foregoing, neither (x) the grant of technology license(s) by or to the Company, nor (y) the marketing or co-promotion of therapeutic products not comprising anti viral therapeutic products, shall constitute entry into a line of Business.

(d) The Company shall not, without the approval of the Holder, consolidate with or merge into any other Person (in a transaction in which the Company is not the surviving Person) or convey, transfer or lease all or substantially all of its assets (including, without limitation, a substantial part of the Secured Property) to another entity unless the Person formed by such consolidation or into which the Company is merged or the entity which acquires by conveyance or transfer, or which leases, such properties and assets of the Company, shall (i) be a corporation, limited liability company, partnership or trust organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia, (ii) agrees to be bound by all terms of the Note and (iii) have at least one class of common equity listed on the Nasdaq National Market or a national securities exchange.

(e) The Company shall not, without the approval of the Holder, create, incur, assume or permit to exist any Lien on any of the Secured Property, except for the following (together, the “Permitted Liens”): (i) Liens securing Permitted Lien Indebtedness, (ii) Liens securing Indebtedness permitted under clause (a)(viii) of this Section, which shall be subject to the applicable subordination and intercreditor agreement referred to in such clause, (iii) Liens existing on the date hereof and listed on Schedule 3.4 of the Security Agreement, (iv) Liens for taxes, fees and other governmental charges, either not delinquent or being contested in good faith by appropriate proceedings and for which the Company maintains adequate reserves, (v) Liens arising from judgments resulting from circumstances that do not constitute an Event of Default, (vi) Liens in favor of financial institutions in connection with the Company’s deposit accounts securing standard fees for deposit, lockbox and other services (but not borrowed money), (vii) non-exclusive licenses granted to others in the ordinary course of business, (viii) Liens of materialmen, carriers, mechanics or similar Liens arising in the ordinary course of business, (ix) Deposits in the ordinary course of business under worker’s compensation and other similar laws, (x) Easements, restrictions and irregularities in title and other similar charges or encumbrances affecting real property, (xi) Liens in favor of customs authorities arising as a matter of law, and (xi) the Liens created pursuant to the Collaboration Security Agreement in favor of the Holder.

(f) The Company shall not without the approval of the holder authorize, enter into or permit to exist any transactions with any director or officer, or any member of such director’s or officer’s immediate family or any Affiliate of the Company (collectively, a “Related Person”), other than in the ordinary course of business on terms not more favorable to the Related Person than would have been obtainable in an “arms’ length” dealing.

(g) The Company shall cause each of its Subsidiaries not to take any action that the Company is restricted from taking under this Note. All assets and property that would constitute Secured Property (if acquired by the Company) shall be acquired by the Company directly and not by any Subsidiary of the Company.

(h) All covenants of the Company contained in this Section 9 shall expire and terminate upon full payment or conversion of the Note.

10. TRANSFER

The Note is non-transferable by the Holder other than to one of its Affiliates.

11. PERSONS DEEMED OWNERS

The Holder of a Note may be treated as the owner of it for all purposes.

12. AMENDMENT, SUPPLEMENT AND WAIVER

This Note may be amended or supplemented only with the consent of the Company and the Holder, and an existing default or Event of Default (as defined below) and its consequences or compliance with any provision of this Note may be waived in a particular instance only with the consent of the Holder.

13. DEFAULTS AND REMEDIES

(a) An Event of Default shall occur and be continuing if any of the following occurs:

(i) the Company defaults in the payment of any interest on this Note when the same becomes due and payable and the default continues for a period of 5 days;

(ii) the Company defaults in payment of any principal (including, without limitation, any premium, if any) on the Note when the same becomes due and payable;

(iii) the Company fails to cure within 30 days following notice to comply with any covenant, condition, agreement or obligation contained in any of the Note, the Purchase Agreement or the Security Agreement (the “Transaction Documents”);

(iv) any representation or warranty made or, pursuant to Section 7.2 of the Purchase Agreement deemed made as of the Closing Date, by the Company pursuant to any Transaction Document shall have been incorrect when made or deemed made, but only if such inaccuracy (disregarding for this purpose any materiality or material adverse effect qualification set forth therein) has a material adverse effect on the Company or materially limits the ability of the Holder to exercise its rights hereunder;

(v) the holder or holders of any Permitted Lien Indebtedness or any trustee or agent on its or their behalf cause, any Permitted Lien Indebtedness in an outstanding principal amount in excess of $100,000 to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(vi) the Company, pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case or proceeding;

(B) consents to the entry of an order for relief against it in an involuntary case or proceeding;

(C) consents to the appointment of a Custodian of it or for all or substantially all of its property; or

(D) makes a general assignment for the benefit of its creditors; or

(vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company in an involuntary case or proceeding;

(B) appoints a Custodian of the Company or for all or substantially all of the property of the Company; or

(C) orders the liquidation of the Company;

and in each case the order or decree remains unstayed and in effect for 60 consecutive days.

The term “Bankruptcy Law” means Title 11 of the United States Code (or any successor thereto) or any similar federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

(b) If an Event of Default (other than an Event of Default specified in subsections (a)(vi) and (a)(vii) above) occurs and is continuing, the Holder may, by notice to the Company, declare all unpaid principal of the Note outstanding on the date of acceleration (if not then due and payable) to be due and payable immediately. If an Event of Default specified in subsections (a)(vi) and (a)(vii) above with respect to the Company occurs, all unpaid principal of the Note then outstanding shall become due and payable immediately without any declaration or other act on the part of the Holder. After an acceleration, but before a judgment or decree relating thereto by any federal or state court of competent jurisdiction has been entered or issued, the Holder by notice to the Company may rescind an acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of the Note which has become due solely by such declaration of acceleration, have been cured or waived; (ii) to the extent the payment of such interest is lawful, interest (calculated at the rate per annum borne by this Note) on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and (iii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. No such rescission shall affect any subsequent default or impair any right consequent thereto.

14. NO RECOURSE AGAINST OTHERS

A director, officer, employee or shareholder, as such, of the Company shall not have any liability for any obligations of the Company under this Note nor for any claim based on, in respect of or by reason of such obligations or their creation. The Holder, by accepting this Note, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of this Note.

15. NOTICES

Unless otherwise provided, any notice required or permitted under this Note shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one business day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:	Monogram Biosciences Inc.
345 Oyster Point Boulevard
South San Francisco, California 94080

Attention: Chief Executive Officer
Facsimile No: +1 650-635-1111

with a copy to:	Attention: General Counsel
Facsimile No.: +1 650-635-1111

If to the Holder:	Pfizer Inc.
235 East 42nd Street
New York, New York 10017

Attention: President, Pfizer Human Health
Facsimile No.: +1 212-808-8652

with a copy to:	Attention: Vice Chairman, Executive Vice President and General Counsel
Facsimile No.: +1 212-808-8924

16. GOVERNING LAW

This Note shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.

17. SUBMISSION TO JURISDICTION

(a) Submission to Jurisdiction. In accordance with Section 5-1402 of the New York General Obligations Law, the Company hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the holder may otherwise have to bring any action or proceeding relating to this Note against the Company or its properties in the courts of any jurisdiction.

(b) Waiver of Venue and Inconvenient Forum. The Company hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Note in any court referred to in paragraph (a) of this Section 17. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Service of Process. Each Obligor irrevocably consents to service of process in the manner provided for notices in Section 15. This Section 17(c) does not affect any other method of service allowed by law. Nothing in this Note will affect the right of any party to this Note to serve process in any other manner permitted by law.

(d) WAIVER OF JURY TRIAL EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY or THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

MONOGRAM BIOSCIENCES, INC.

By:	/s/ William D. Young
Name:	William D. Young
Title:	Chief Executive Officer

CONVERSION NOTICE

To convert this Note into Common Stock of the Company, check the box: ☐

To convert only part of this Note, state the principal amount to be converted (must be $1,000 or an integral multiple of $1,000): $                    .

If you want the stock certificate made out in another person’s name, fill in the form below:

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

Your Signature:

Date:
(Sign exactly as your name appears on the other side of this Note)